Ruth's Chris Steak House, Inc. to Acquire Mitchell's Fish Market & Cameron's Steakhouse

Upscale Seafood Restaurant to Serve as Second Growth Vehicle

Heathrow, FL--(BUSINESS WIRE)-November 6, 2007 -- Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today announced that it has signed a definitive asset purchase agreement to acquire all of the operating assets and intellectual property of Columbus, OH based Mitchell's Fish Market, operating under the names Mitchell's Fish Market and Columbus Fish Market, and Cameron's Steakhouse, operating under the names Cameron's Steakhouse and Mitchell's Steakhouse from Cameron Mitchell Restaurants, LLC (CMR) for approximately $94.0 million. The acquisition will be funded through the Company's credit facility and is expected to close in the first quarter of 2008, subject to customary closing conditions. It is expected to be accretive to the Company's shareholders in its first full year post-acquisition.

According to the Company's management, the primary focus of the acquisition is Mitchell's Fish Market, an award-winning, upscale, yet comfortable, seafood restaurant and bar recognized for its high quality food, contemporary dining atmosphere, and excellent service. Mitchell's Fish Market's commitment to fresh seafood is so paramount that all of its seafood is flown in daily. Although the menu changes frequently based on availability and season, it includes more than 80 seafood choices, including fish from every coastline within culinary reach. The current average check is $22 at lunch and $39 at dinner and there are currently 19 locations in the Midwest, Northeast, and Florida with new locations opening this month in Jacksonville, FL and in Stamford, CT in December. The combined run rate revenues for the acquired businesses are expected to be approximately $98 million.

Craig S. Miller, Chairman of the Board, President and CEO of Ruth's Chris Steak House, Inc., said "While we remain firmly committed to the successful, global development of our Ruth's Chris brand, we've always been open to innovative concepts that are compatible with our own. We are thrilled to have identified a concept that shares the passion for hospitality with the culture and values of our organization. In that spirit, we see Mitchell's Fish Market's upscale focus, sophisticated yet comfortable atmosphere, and emphasis on fresh seafood as a wonderful complement to our own brand. In fact, Mitchell's Fish Market shares many characteristics of the Ruth's Chris model, including strong unit economics, broad guest appeal, a focus on banquet sales, and a robust bar business."

Miller concluded, "We are also pleased that our agreement includes a three year consulting agreement with Cameron Mitchell, one of America's most talented and respected culinary focused restaurateurs, and further that there will be no changes in management or staffing at Mitchell's. We are very excited about this acquisition and our significantly expanded market opportunity in upscale dining."

Cameron Mitchell, Founder and President of Cameron Mitchell Restaurants, LLC stated, "The strategic sale of Mitchell's Fish Market, and to a lesser extent, Cameron's Steakhouse, accelerates our focus on national development and allows us to leverage off a successful publicly traded company who has proven expertise in operations, brand management, and real estate development. With 19 successful restaurants in operation, we believe we have a winning and portable concept, one that can affectively compete in the fast growing upscale specialty seafood segment."

Mitchell continued, "For our team members, this transaction affords them an incredible opportunity to become part of a premiere, publicly traded, fine dining restaurant chain and a true American icon. The name Ruth's Chris has been synonymous with the highest quality food, beverages and service for more than four decades, and puts Mitchell's Fish Market on a firm path to achieving its full potential. I am confident that Ruth's Chris has the right culture and financial resources to enable Mitchell's Fish Market to succeed in a dynamic and competitive industry."

The purchase of three Cameron's Steakhouses, which operate under the names Cameron's Steakhouse and Mitchell's Steakhouse, are also included in the proposed transaction. It is a sophisticated 21st century update of the upscale American steakhouse with locations to be acquired in Columbus, OH; and Birmingham, MI.

Piper Jaffray & Co. served as financial advisor to Cameron Mitchell Restaurants, LLC.

About Cameron Mitchell Restaurants

Cameron Mitchell Restaurants, LLC operates nine different concepts encompassing 33 restaurants in nine states. Concepts include Cameron's American Bistro, Cap City Fine Diner & Bar, Martini Italian Bistro, M, Molly Woo's Asian Bistro, Marcella's, Mitchell's Steakhouse (a.k.a. Cameron's Steakhouse), Mitchell's Fish Market (a.k.a. Columbus Fish Market), Mitchell's Ocean Club and Cameron Mitchell Catering Company. Additionally, the Rusty Bucket Corner Tavern currently operates eight units with four in development. For more information on Cameron Mitchell Restaurants, visit www.cameronmitchell.com.

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 114 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding the timing of the completion of the acquisition, expected total revenues of the acquired businesses and the accretion in the first full year post-acquisition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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